Exhibit 99.1
Contact:
Michele Mehl
CDW Public Relations
425-205-9444
michele.mehl@knova.com
KNOVA SOFTWARE ANNOUNCES 2005
FOURTH QUARTER AND YEAR-END RESULTS
CUPERTINO, Calif., Feb 9, 2006 — Knova Software (OTCBB: KNVS), a leading provider of Service Resolution Management (SRM) applications, today announced the financial results for the fourth quarter and year ended December 31, 2005.
The results of operations include the consolidated results of ServiceWare and Kanisa from and after our February 8, 2005 merger. Please note that for comparison purposes, the results of Kanisa are not included in 2004 operating results.
Revenue for the fourth quarter was $6.8 million as compared to revenue of $2.8 million for the fourth quarter of 2004. The net loss for the quarter was $0.7 million or $0.08 per share compared to net income of $0.7 million or $0.12 per share for the fourth quarter of 2004. The fourth quarter of 2004 included a one time net gain of $1.3M from the successful settlement of a patent litigation suit.
Revenue for the twelve months ending December 31, 2005 was $23.6 million as compared to $12.5 million for the same period last year. The annual net loss was $5.1 million or $0.61 per share as compared to a loss of $1.7 million or $0.33 per share in 2004. The company’s cash, cash equivalents, and marketable securities balance was $12.2 million at December 31, 2005.
Commenting on the financial results, Bruce Armstrong, president and CEO of Knova Software, stated, “Knova’s strong revenue results this quarter reflect the continued, successful execution of our strategy. In 2005 we completed the merger of Kanisa and ServiceWare, successfully integrated the two companies and created our new brand as Knova Software. Our first year as a combined company has been characterized by revenue growth, reduced costs, and clear market momentum. We are pleased to close out the year with a combination of new competitive customer wins and continued success selling into our installed base.”
Fourth Quarter Highlights
Highlights of Knova’s fourth quarter include continued sales momentum, the addition of a new vice president and widespread industry recognition:
•	Ten new customer deployments in key target markets, including high technology, financial services and large enterprise help desks

•	Seventeen follow-on deals with existing customers

•	Richard Stouffer, formerly of PeopleSoft and Accenture, joined Knova as vice president of worldwide services and support

•	Several industry awards, including the HP OpenView 2005 Achiever’s Award, and the “2005 Product of the Year” and “2005 Innovation” awards from Customer Inter@ction Solutions

•	Sponsorship of the 2005 Siebel CustomerWorld in Boston
2005 Highlights
2005 represented a landmark year for Knova Software, including a successful merger, significant customer and revenue growth, and award-winning product releases:
•	25 new customer deals and over 90 follow-on deals with existing customers

•	Excellent momentum and competitive wins in key target markets, including high technology, telecommunications, financial services and enterprise help desks

•	The successful release and adoption of Knova 6.5 application suite, including enhancements to search, content management and internalization

•	Broad analyst and industry recognition, including Gartner ratings of Visionary in the Enterprise Search Magic Quadrant report and the highest ranking in its Web Self-Service Marketscope report

•	Discovery 2005, Knova’s worldwide user conference held in September, attracted more than 175 attendees and was sponsored by Siebel, HP and eVergance among others

“Multi-channel customer service is mission-critical to large enterprises in a wide range of industries and Knova’s applications for Service Resolution Management improve the customer experience and derive more value from each and every customer interaction,” Armstrong continued. “While our top-rated solutions and patented technologies deliver significant business value for our customers, we expect our commitment to innovation and execution will deliver shareholder value to our investors.”
Financial Guidance and Business Outlook
“Knova is well positioned to extend the success and momentum of the past year into fiscal 2006 through the combination of our industry-leading products and patented technologies, our trained sales force and partner channels, and our growing recognition as a market leader,” Armstrong added. “We share the belief of leading IT analysts that the current CRM market dynamics and recent consolidation of large vendors create greater opportunities for best-of-breed vendors such as Knova to extend and enhance CRM infrastructures.”
“Knova is focused on achieving profitable growth, and we expect to increase revenue while closely managing our bottom line,” Armstrong concluded. “We are excited by our ongoing success in competitive sales situations and believe our innovative product suite and upcoming releases will extend our competitive advantages.”
For 2006, the company expects to grow total revenue to a range of $25 million to $27 million.
Conference Call Information:
Knova will present its fourth quarter and year-end 2005 earnings in a teleconference today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Domestic callers can join the teleconference by dialing 1.866.825.1692, providing the company name, “Knova” and the following conference ID pass code: 31466183. International callers can access the broadcast by dialing 1.617.213.8059, providing the company name and same pass code. The teleconference also can be accessed online by clicking on the Investor Relations area of Knova’s Web site, http://www.knova.com/ir. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

If you are unable to participate, an audio digital replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on February 16, 2006 by dialing 1.888.286-8010 (domestic) or 1.617.801.6888 (international) using the pass code 90574686. Knova will also provide a replay of the conference call on the Investor Relations page of its Web site.
About Knova Software
Knova Software is a leading provider of Service Resolution Management (SRM) applications that reduce service costs, increase revenues and improve customer satisfaction. Built on a next-generation search and knowledge management platform, Knova’s suite of knowledge-empowered customer service applications automate the resolution process across multiple channels including contact centers, help desks, email and self-service sites. Industry leaders including Mattel, Microsoft, AOL, H&R Block, Novell, Merrill Lynch, McAfee, Reuters and Cingular rely on Knova’s award-winning solutions to deliver world-class customer service. Knova Software is headquartered in Cupertino, Calif. For more information, visit www.knova.com.
Knova Software, Knova, Knova Contact Center, Knova Self-Service, Knova Forums, Knova Field Service, Knova Knowledge Desk, Knova 6 and Knova 6.5 are trademarks of Knova Software, Inc. All other trademarks are properties of their respective owners.
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts, including those statements that refer to Knova Software’s plans, prospects, expectations, strategies, intentions, hopes and beliefs and the expected benefits of the use of Knova’s products are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, risks related to our software strategy, fluctuations in customer demand, performance of outside distributors and resellers, use of the Web as a delivery vehicle for customer support solutions, risks resulting from new product introductions, integration of acquired products with current offerings, and customer acceptance of new products, rapid technological change, risks associated with competition, continued growth in the use of the Internet, our ability to retain and increase revenue from existing customers and to execute agreements with new customers, unforeseen expenses, our ability to attract and retain qualified personnel and to secure necessary financing for our operations and business development, and other market conditions and risks detailed from time to time in our Securities and Exchange Commission filings. Any forward-looking statements are based on information available to the company today and the company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

Knova Software, Inc.
CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except per share amounts

	December 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$6,731	$1,672
Marketable securities	5,461	9,266
Accounts receivable, less allowance for doubtful accounts	6,442	2,529
Prepaid expenses and other current assets	781	513

Total current assets	19,415	13,980
Non current assets
Property and equipment
Office furniture, equipment, and leasehold improvements	1,518	1,511
Computer equipment	5,166	4,830

Total property and equipment	6,684	6,341
Less accumulated depreciation	(6,319)	(5,890)

Property and equipment, net	365	451
Intangible assets	4,604	—
Goodwill	14,485	2,324
Other non current assets	123	198

Total non current assets	19,577	2,973

Total assets	$38,992	$16,953

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	1,636	1,693
Accrued compensation and benefits	1,003	407
Deferred revenue — licenses	1,572	379
Deferred revenue — services	5,114	2,720
Accrued restructuring charges	261	—
Current portion of capital lease obligations	39	34
Line of credit — short term	3,600	—
Other current liabilities	795	572

Total current liabilities	14,020	5,805
Non current deferred revenue	182	323
Other non current liabilities	89	—
Capital lease obligations	35	61

Total liabilities	14,326	6,189

Total stockholders’ equity	24,666	10,764

Total liabilities and stockholders’ equity	$38,992	$16,953

Knova Software, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in thousands, except per share amounts
(Unaudited)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2005	2004	2005	2004
Revenues
Licenses	$2,548	$1,099	$8,958	$5,244
Services	4,286	1,705	14,637	7,258

Total revenues	6,834	2,804	23,595	12,502
Cost of revenues
Cost of licenses	246	153	893	413
Cost of services	2,677	1,180	8,711	4,373

Total cost of revenues	2,923	1,333	9,604	4,786

Gross margin	3,911	1,471	13,991	7,716
Operating expenses
Sales and marketing	2,338	1,104	8,123	4,782
Research and development	1,460	582	5,664	2,197
General and administrative	763	333	3,939	2,403
Intangible assets amortization	70	—	257	—
Restructuring charges	—	—	1,355	—

Total operating expenses	4,631	2,019	19,338	9,382

Loss from operations	(720)	(548)	(5,347)	(1,666)
Other income (expense)
Interest expense	(5)	(2)	(10)	(1,278)
Other (net)	15	1,202	262	1,250

Other income (expense), net	10	1,200	252	(28)

Net income (loss)	($710)	$652	($5,095)	($1,694)

Net income (loss) per common share, basic:	($0.08)	$0.12	($0.61)	($0.33)
Net income (loss) per common share, diluted:	($0.08)	$0.12	($0.61)	($0.33)

Shares used in computing per share amounts, basic	8,726	5,219	8,341	5,140

Shares used in computing per share amounts, diluted	8,726	5,219	8,341	5,140